Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Fiscal 2015 Second Quarter

Meta 2015 Q2 Net Income increases 27%
and average MPS deposits increase 28% over Q2 2014

Sioux Falls, South Dakota – April 30, 2015, Meta Financial Group, Inc. ® (“MFG,” “Meta” or the “Company”)

Highlights for the second quarter of fiscal 2015 ended March 31, 2015

•	MFG’s fiscal 2015 second quarter net income totaled $5.2 million versus $4.1 million in the second quarter of 2014. Fiscal year-to-date net income for the six months ended March 31, 2015, was $8.8 million, compared to $8.1 million for the comparable prior year period. Excluding $1.2 million related to losses on securities, $0.5 million of acquisition-related expenses and $0.5 million for historic insurance claim reimbursements, fiscal year-to-date earnings after tax would have been $9.6 million.

•	Total average deposits for the fiscal 2015 second quarter increased by $399.1 million, or 24%, compared to the same period in 2014. Total second quarter average deposits generated by Meta Payment Systems (“MPS”) increased by $402.3 million, or 28%, compared to the same period in 2014, due to growth in existing prepaid card programs, aided by the addition of several new business partners. Growth in total average deposits increased from fiscal 2015 first quarter same period growth of 17% and from 12% same period growth in the fiscal 2014 fourth quarter.

•	Total loans, net of allowance for loan losses, increased $125.7 million, or 26%, to $618.7 million at March 31, 2015, compared to September 30, 2014. This increase primarily relates to commercial insurance premium finance loans and retail bank loan growth of $83.2 and $40.8 million, respectively. Gross loans, excluding loans purchased from AFS/IBEX Financial Services Inc. (“AFS/IBEX”), increased 28% from March 31, 2014 to March 31, 2015. AFS/IBEX loans grew 12% from December 31, 2014 to March 31, 2015.

•	In March 2015, Meta announced the successful completion of the sale of 740,654 common shares under the “at-the-market” (“ATM”) equity offering announced on December 17, 2014. The shares were sold at an average price of $35.03 per share. Proceeds to the Company, net of direct selling costs, were $25.4 million. Intentions for use of net proceeds include capital support for organic growth, possible acquisitions of bank or nonbank entities and Basel III requirements.

•	MFG’s fiscal 2015 second quarter average assets grew to $2.38 billion, compared to $1.94 billion in the fiscal 2014 second quarter, an increase of 23%, primarily driven by deposits generated by MPS and loan growth and to a lesser extent, growth within the securities portfolio.

•	Net interest income was $15.3 million in the second quarter of fiscal 2015, an improvement of $3.8 million, or 33%, compared to $11.5 million in the second quarter of fiscal 2014. The increase was primarily driven by growth in loans receivable and increased rates achieved within the loan portfolio.

•	Non-performing assets (“NPAs”) were 0.07% of total assets at March 31, 2015, compared to 0.10% at December 31, 2014. Excluding the AFS/IBEX portfolio, NPAs were 0.05% of total assets at March 31, 2015.

•	Tangible book value per common share increased by $0.12, or 0.4%, to $28.03 per share at March 31, 2015, from $27.91 per share at September 30, 2014. This increase is primarily attributable to improved accumulated other comprehensive income (“AOCI”) related to increased value on available for sale securities and an increase in retained earnings, which was partially offset by increases in goodwill and intangible assets due to the AFS/IBEX transaction, and a 12% increase in the number of common shares outstanding. The tangible book value per common share excluding AOCI was $27.27 as of March 31, 2015, compared to $28.47 as of September 30, 2014. Book value per common share outstanding increased by $2.86, or 10%, to $31.19 per share at March 31, 2015, from $28.33 per share at September 30, 2014.

•	Overall cost of funds at MetaBank was 0.09% during the fiscal 2015 second quarter, compared to 0.12% for the prior year second quarter.

•	Return on average assets (“ROA”) for the six months ended March 31, 2015, was 0.78%, compared to 0.87% for March 31, 2014. ROA for the six months ended March 31, 2015 would have been 0.85%, after removing the aforementioned income exclusions.

•	Return on average equity (“ROE”) for the six months ended March 31, 2015, was 9.30%, compared to 11.00% for March 31, 2014. ROE for the six months ended March 31, 2015 would have been 10.17%, after removing the aforementioned income exclusions.

Meta Financial Group, Inc. (NASDAQ: “CASH” – NEWS) reported fiscal 2015 second quarter net income of $5.2 million, or 78 cents per diluted share, compared to $4.1 million, or 67 cents per diluted share, for the prior year fiscal second quarter. Fiscal year-to-date net income for the six months ended March 31, 2015 was $8.8 million, or $1.37 per diluted share, compared to $8.1 million, or $1.32 per diluted share, for the comparable prior year period.

“Meta’s second quarter results portray our strong growth trajectory,” said Chairman and CEO J. Tyler Haahr.  Mr. Haahr commented, “Our average deposits grew by over 24% during the quarter, and our loans for the year grew by 26%.  Our deposit and loan pipelines remain strong and we expect fiscal 2015 growth to continue at similar levels through the remainder of the year.  Excluding loans we acquired through the AFS/IBEX acquisition in December, loan growth was 10% for the first six months of the fiscal year and 28% from March 31, 2014 to March 31, 2015.

AFS/IBEX has successfully integrated into MetaBank and has signed new partnerships in recent months which will assist in its growth throughout the premium finance market.  The AFS/IBEX portfolio grew by 12%, from $74.2 million to $83.2 million, in the March quarter.

We were able to complete our “at-the-market” offering program in a short period of time, in an efficient manner, and at market prices and are excited to welcome our new shareholders.  We are also excited to add multiple new business partners and continue to explore opportunities to profitably grow and diversify our balance sheet.”

Summary Financial Data *	Three Months Ended			Six Months Ended
	3/31/2015	12/31/2014	3/31/2014	3/31/2015	3/31/2014
Net Interest Income - millions	$15.3	$13.6	$11.5	$28.9	$22.0
Non Interest Income - millions	15.0	12.7	13.1	27.6	26.7

Net Income - millions	5.2	3.6	4.1	8.8	8.1
Diluted Earnings per Share	0.78	0.58	0.67	1.37	1.32

Net Interest Margin	3.06%	3.00%	2.76%	3.03%	2.75%
Non-Performing Assets - % of Total Assets	0.07%	0.10%	0.04%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue

Total revenue (net interest income plus non-interest income) for the fiscal 2015 second quarter was $30.3 million, compared to $24.6 million for the same quarter last year, an increase of $5.7 million, or 23%.  Total revenue for the six months ended March 31, 2015 was $56.5 million, compared to $48.7 million for the same period in 2014, an increase of $7.8 million, or 16%, due primarily to amplified income from loan growth, improved asset mix and the increase in volume of other investments.

Net Interest Income

Net interest income for the fiscal 2015 second quarter was $15.3 million, up $3.8 million, or 33%, from the same quarter last year, primarily due to growth in loans receivable and increased rates achieved within the loan portfolio.  Additionally, the overall increase was driven by a higher volume and yields attained from other investments (primarily AA and AAA rated general obligation (“GO”) municipal bonds).  Also, interest expense decreased slightly from the comparable 2014 quarter.

NIM increased from 2.76% in the fiscal 2014 second quarter and 3.00% in the fiscal 2015 first quarter to 3.06% in the fiscal 2015 second quarter.  This expansion in NIM took place over these time periods that saw interest rates decrease materially and highlighted the Company’s ability and opportunity to increase NIM in different interest rate environments as it continues to execute its business strategy.  Overall, tax equivalent yield (“TEY”) on average earning assets increased by 27 basis points in the 2015 second quarter, compared to the 2014 second quarter, primarily driven by improved earning asset mix, including a 45% increase in the loan portfolio and overall increased yields achieved in the securities portfolio.  The fiscal 2015 second quarter TEY on MBS decreased by 4 basis points and increased by 37 basis points on non-MBS investment securities, compared to the same prior year quarter.  The 2015 second quarter TEY on the securities portfolio increased by 19 basis points, compared to the comparable prior year quarter and by 10 basis points, compared to the fiscal 2015 first quarter.  The loan portfolio yield increased 50 basis points in the second quarter of 2015, compared to the same quarter of the prior year and by 34 basis points, compared to the fiscal 2015 first quarter.  The yield achieved on this growing loan portfolio is much higher than similar duration investments, making the increased loan portfolio asset mix more desirable.  Furthermore, the increase in non-interest-bearing liabilities was another key factor driving the improvement in NIM and highlights the competitive advantage of the continuous growth of the MPS deposit base, particularly if interest rates rise.     Also contributing to the increase in NIM in the most recent quarter was a decrease of nine basis points in the cost of interest-bearing liabilities.

The Company’s average interest-earning assets for the fiscal 2015 second quarter grew by $396.0 million, or 21%, to $2.28 billion from the same quarter last year primarily from growth in the loan and securities portfolios of $188.9 million and $108.9 million, respectively.

Overall, the cost of funds for all deposits and borrowings decreased by three basis points, to 0.09%, during the fiscal 2015 second quarter from 0.12% in the fiscal 2014 second quarter.  This reduction resulted primarily from ongoing growth in non-interest-bearing deposits generated by MPS programs as well as a decrease in the average rate on time deposits.  The Company believes its lower and more stable cost of funds are distinct and significant competitive advantages, both now and even more so if rates rise.  During a rising rate environment, the Company anticipates that its cost of funds will likely remain low and increase less than at other banks, while asset yields increase and new non-interest bearing deposits will be deployed at higher rates, thus providing potential for better NIM.

The Company’s average total deposits and interest-bearing liabilities for the fiscal 2015 second quarter increased $375.3 million, or 21%, from the same quarter last year, to $2.16 billion.  This increase was generated primarily from an increase in MPS-related non-interest bearing deposits of $403.6 million, or 28%, compared to the same quarter last year.

Net interest income for the six months ended March 31, 2015, was $28.9 million, up $6.9 million, or 31%, from the same period in fiscal 2014.  Contributing to this increase was a 25 basis point increase in asset yields, an increased allocation to loans as a percentage of total interest earning assets, and increased volume in the loan and securities portfolio. Also included was an eight basis point decrease in the average rate paid on interest-bearing liabilities.  Average earning assets for the six months ended March 31, 2015, have increased 19% from the prior year period, while interest bearing liabilities increased by 8%.  The tax-equivalent yield of MBS and other investments was 2.73% for the six months ended March 31, 2015, and 2.56% for the same period in 2014.

Non-Interest Income

Fiscal 2015 second quarter non-interest income of $15.0 million increased $1.9 million, or approximately 15%, from $13.1 million in the same quarter of 2014, primarily due to increased card fee income from new and existing business partners of $1.6 million, or 13%.

Non-interest income for the six months ended March 31, 2015, increased $0.9 million, or 4%, from $26.7 million in the same period in the prior fiscal year, due primarily to an increase in card fee income, and, to a lesser extent, loan fees.  MPS fee income increased by $1.8 million, or 7%, due to growth in MPS programs during the first six months of the fiscal year.

Non-Interest Expense

Non-interest expense increased $3.7 million, or 19%, to $23.4 million for the fiscal 2015 second quarter, compared to $19.7 million for the same period in 2014.  Compensation expense increased $1.6 million, or 16%, mainly as a result of additional employees added to support company growth initiatives and the AFS/IBEX transaction.  Other expense increased $1.1 million, with $0.5 relating to AFS/IBEX operating expenses and $0.4 million relating to an increase in FDIC insurance due to recently issued brokered deposit classification guidance, which included $0.2 million related to the fiscal 2015 first quarter.

Fiscal year-to-date 2015 non-interest expense increased by $7.0 million, or 18%, to $45.8 million from $38.8 million for the same period in 2014.  Compensation expense increased $3.2 million, or 17.0%, year-to-date versus the same period last year due primarily to a 24% increase in overall staffing.  In addition, card processing expense increased $0.7 million and other expense increased $1.9 million during the same periods.

Income tax expense for the fiscal 2015 second quarter was $1.1 million, or an effective tax rate of 17.0%, compared to tax expense of $0.4 million, or an effective tax rate of 8.7%, for the 2014 second quarter.  The increase in the effective tax rate is mainly due to taxable income increasing at a rate faster than tax exempt income related to the municipal securities from 2014 to 2015.  For the first six months of fiscal year 2015, the effective tax rate was 12.5%.

 Loans

Total loans, net of allowance for loan losses, increased $125.7 million, or 26%, to $618.7 million at March 31, 2015, compared to September 30, 2014.  This increase primarily relates to commercial insurance premium finance loans and retail bank loan growth of $83.2 and $40.8 million, respectively.  Loan growth for the Retail Bank from March 31, 2014 to March 31, 2015, was $108.2 million, or 26%.

The Company recorded a provision for loan losses of $0.6 million during the six months ended March 31, 2015, primarily due to loan growth and partially due to the downgrade of an agriculture lending relationship.  The allowance for loan losses was $5.7 million, or 0.9% of outstanding loans, at March 31, 2015, compared to an allowance of $5.4 million, or 1.1% of total loans, at September 30, 2014.  The Retail Bank and MPS allowance coverage ratio at March 31, 2015, was 1.03% of total loans, while the effective reserve related to the AFS/IBEX portfolio is 0.30%, which is in line with industry averages.

Credit Quality

MetaBank’s NPAs at March 31, 2015, were $1.7 million, representing 0.07% of total assets, compared to $1.0 million and 0.05% of total assets, at September 30, 2014.  Excluding the AFS/IBEX portfolio, NPAs were 0.05% of total assets at March 31, 2015.  As had been the case at September 30, 2014, there were no NPAs within the MPS segment at March 31, 2015.

Investments

Total investments and MBS increased by $90.4 million, or 6%, to $1.51 billion at March 31, 2015, as compared to September 30, 2014.  During this six-month period, investment securities increased $73.5 million primarily resulting from purchases of non-bank qualified (“NBQ”) municipal securities, and MBS increased $16.9 million.

Average TEY on the securities portfolio increased by 19 basis points in the second quarter of 2015 over the same quarter of 2014.  Yields improved on non-MBS investment securities by 37 basis points in the second quarter of 2015 over the same quarter of 2014, mainly due to increased yields achieved in NBQ municipal securities.  The Company attributes the yield expansion within its securities portfolio to its security selection and relative value analysis and not to increased credit risk in the portfolio; the Company believes that credit quality within the securities portfolio remains high.  Overall, yield decreased within MBS by four basis points in the second quarter of 2015 from the same quarter of 2014, mainly due to increased premium amortization levels from increased prepayment speeds during that timeframe as interest rates decreased materially, making refinancing more attractive.  However, the Company attempts to minimize prepayment speed increases by carefully selecting agency MBS that have certain characteristics intended to make the Company’s agency MBS holdings less susceptible to these increased prepayment speeds.  The Company believes this approach has aided in minimizing the decrease in MBS yields during the current interest rate environment, while still allowing yields to increase if interest rates increase.

Total investments and MBS increased by $189.7 million, or 14%, to $1.51 billion at March 31, 2015, compared to March 31, 2014.  Investment securities increased $134.7 million primarily from purchases of NBQ municipal securities.  MBS increased $55.0 million as purchases exceeded paydowns and sales.

The Bank continues to execute its investment strategy of primarily purchasing AA and AAA rated GO, NBQ municipal bonds and agency MBS; however, the Bank also reviews opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise.  The NBQ municipal bonds are tax exempt and as such have a tax equivalent yield higher than their book yield.  With the Company’s large volume of non-interest-bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.

Deposits and Other Liabilities

Total average deposits for the fiscal 2015 second quarter increased by $399.1 million, or 24%, compared to the same period in 2014.  Total end-of-period deposits increased $364.1 million, or 27%, to $1.73 billion at March 31, 2015, compared to September 30, 2014.  Average non-interest-bearing checking deposits for the 2015 second quarter were up $403.6 million, or 28%, compared to the same period in 2014.  Non-interest-bearing checking was up $431.7 million at March 31, 2015, from September 30, 2014.  The average balance of total deposits and interest-bearing liabilities was $2.16 billion for the three-month period ended March 31, 2015, compared to $1.78 billion for the same period in 2014.

Business Segment Performance

Meta Payment Systems

During the fiscal 2015 second quarter, MPS recorded earnings of $2.4 million, compared to $2.0 million during the same period last year, primarily due to increased card fee income, offset by higher investments in personnel to prepare for and leverage future growth.  Total second quarter average MPS-generated deposits increased by $402.3 million, or 28%, due to growth in prepaid card programs, compared to the same quarter in 2014.  Year-over-year growth was 17% at December 2014 quarter end and 12% at September 2014 quarter end.  Further acceleration in year-over-year growth rates is expected through fiscal 2015.

Retail Bank

The Retail Bank segment recorded earnings of $2.8 million for the second quarter of fiscal 2015, compared to earnings of $2.3 million in the second quarter of 2014.  The increase was primarily due to an increase of $0.8 million in interest income due to loan growth.

Capital Ratios

At March 31, 2015, the Bank exceeded federal regulatory minimum capital requirements to remain classified as a well-capitalized institution.  The Company took the accumulated other comprehensive income (“AOCI”) opt-out election; under the new rule, non-advanced approach banking organizations were given a one-time option to eliminate certain AOCI components.  The Company’s Tier 1 (core) capital to adjusted total assets ratio was 8.67%, compared to a well-capitalized requirement of 5.0%; its Common Equity Tier 1 (“CET1”) capital to risk-weighted assets ratio was 19.96%, compared to a well-capitalized requirement of 6.5%; the Company’s Tier 1 (core) capital to risk-weighted assets ratio was 21.02%, compared to the well-capitalized requirement of 8.0%; and its total capital to risk-weighted assets ratio was 21.61%, compared to a well-capitalized requirement of 10.0%.  The Company’s Tier 1 (core) capital to average adjusted total assets ratio was 8.62%.  The foregoing capital amounts and ratios are estimated.

MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 8.33%.

The table below includes certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies.  Management reviews these measures along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity.

Regulatory Capital Data (1)

	Company		Bank		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement to Be Well Capitalized Under Prompt Corrective Action Provisions
At March 31, 2015	Actual Amount	Ratio	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)

Tier 1 (core) capital (to adjusted total assets)	$204,550	8.67%	$196,562	8.34%	$94,221	4.00%	$117,777	5.00%
Common equity Tier 1 (to risk-weighted assets)	194,240	19.96	196,562	20.21	43,771	4.50	63,224	6.50
Tier 1 (core) capital (to risk-weighted assets)	204,550	21.02	196,562	20.21	58,361	6.00	77,815	8.00
Total qualifying capital (to risk-weighted assets)	210,342	21.61	202,354	20.80	77,815	8.00	97,268	10.00

(1) Regulatory capital data and ratios are estimated

The following table provides a reconciliation of the amounts included in the table above.

Reconciliation:

Standardized Approach (1) March 31, 2015
(Dollars in Thousands)

Total equity	$216,446
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	11,484
LESS: Certain other intangible assets	4,152
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	1,308
LESS: Net unrealized gains (losses) on available-for-sale securities	5,262
Common Equity Tier 1 (1)	194,240
Long-term debt and other instruments qualifying as Tier 1	10,310
Total Tier 1 capital	204,550
Allowance for loan losses	5,792
Total qualifying capital	210,342

(1)	Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio. Those changes became effective for the Company on January 1, 2015, and are being fully phased in through the end of 2021. The capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Prior period capital ratios were calculated under capital rules that were in effect for those periods.

Other Matters

We commenced sales of common stock under the ATM Offering in December 2014 and completed the offering in March 2015.  We issued an aggregate of 740,654 shares of common stock through our ATM Offering during the quarter ended March 31, 2015.  The shares were issued at an average price of $35.03 per share, and we raised proceeds, net of direct selling costs, of $25.4 million.

On January 5, 2015, the Federal Deposit Insurance Corporation (“FDIC”) published industry guidance (the “Guidance”) in the form of Frequently Asked Questions with respect to, among other things, the categorization of deposit liabilities as "brokered" deposits.  Following the Company's review of the Guidance, and subject to further review of such guidance and any future guidance, it determined to treat $1.2 billion, or 69% of its deposit liabilities, as brokered deposits effective for the quarter ended March 31, 2015.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank® (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including statements contained in this earnings release, in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States’ economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; the ability of the Bank to successfully integrate the operations of AFS/IBEX Financial Services Inc.; the scope of restrictions and compliance requirements imposed by the Consent Order entered into by the Company as administered by the Federal Reserve and any other such actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are reflected under the headings “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2014, and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	March 31, 2015	September 30, 2014
Assets
Cash and cash equivalents	$24,883	$29,832
Investments and mortgage-backed securities	1,513,598	1,423,149
Loans receivable, net	618,744	493,007
Other assets	117,867	108,043
Total assets	$2,275,092	$2,054,031

Liabilities
Deposits	$1,730,672	$1,366,541
Other borrowings	289,947	497,721
Other liabilities	38,027	14,967
Total liabilities	2,058,646	1,879,229

Stockholders' equity	216,446	174,802
Total liabilities and stockholders' equity	$2,275,092	$2,054,031

Consolidated Statements of Operations

	For the Three Months Ended March 31:		For the Six Months Ended Ended March 31:
(Dollars In Thousands, Except Share and Per Share Data)	2015	2014	2015	2014

Interest income	$15,759	$12,063	$29,991	$23,225
Interest expense	473	544	1,134	1,193
Net interest income	15,286	11,519	28,857	22,032
Provision for loan losses	593	300	641	300

Net interest income after provision for loan losses	14,693	11,219	28,216	21,732
Non-interest income	14,970	13,063	27,644	26,650
Non-interest expense	23,420	19,743	45,833	38,804

Income before income tax expense	6,243	4,539	10,027	9,578
Income tax expense	1,062	395	1,251	1,432

Net income	$5,181	$4,144	$8,776	$8,146

Earnings per common share
Basic	$0.79	$0.68	$1.38	$1.34
Diluted	$0.78	$0.67	$1.37	$1.32

Selected Financial Information

For the Six Months Ended March 31,	2015	2014

Return on average assets	0.78%	0.87%
Return on average equity	9.30%	11.00%
Average shares outstanding for diluted earnings per share	6,419,211	6,191,573

At Period Ended:	March 31, 2015	September 30, 2014

Equity to total assets	9.51%	8.51%
Book value per common share outstanding	$31.19	$28.33
Tangible book value per common share outstanding	$28.03	$27.91
Tangible book value per common share outstanding excluding AOCI	$27.27	$28.47
Common shares outstanding	6,939,583	6,169,604
Non-performing assets to total assets	0.07%	0.05%